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                                                   Retyped 5/3/91


                       WM. WRIGLEY JR. COMPANY
                   SENIOR EXECUTIVE INSURANCE PLAN



     1.   Establishment and Purpose

          Wm. Wrigley Jr. Company ("Company") established the Wm. Wrigley Jr. Company Senior Executive Insurance Plan ("Plan") effective January 1, 1980 for the purpose of providing certain of its Senior Executives with certain benefits at the time of their death prior to retirement or after retirement. This Plan is amended effective January 1, 1986.

     2.   Eligibility to Participate

          The Employees eligible to participate in this Plan will be those Senior Executives ("Employees") designated by the Committee which is selected by the Board of Directors to administer the Plan (the "Committee").

     3.   Benefits After Retirement

          In the event of the death of a participating Employee after his actual retirement, benefits shall be paid as follows:

          A.    Retirement Before January 1, 1987

                For participating Employees who attained age 55 after January 1, 1984, who retire after January 1, 1984 and before January 1, 1987 the amount payable hereunder shall be in an aggregate amount equal to $150,000. The post-retirement benefit provided hereunder shall be paid by the Company's group life carrier ("Carrier") to such person or persons designated in writing to the Carrier in accordance with the Carrier's regulations, restrictions and policy.

          B.    Foreign Employees

                For participating Employees who are nonresident aliens and receive no income from the Company which constitutes income from sources within the United States, the amount payable hereunder shall be in an aggregate amount equal to $150,000. The post-retirement benefit provided hereunder shall be paid by the Company's Carrier to such person or persons designated in writing to the Carrier in accordance with the Carrier's regulations, restrictions and policy.

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          C.    Retirement After January 1, 1987

                For any current or future participating Employee who retires on or after January 1, 1987, who is not described in Subsection 3B above, the amount payable hereunder shall be an amount which would provide the Beneficiary with $150,000 after taking into account Federal and State taxes payable by the Beneficiary. The Committee will not pay an amount in excess of $300,000 to any Beneficiary unless in its sole discretion it determines that it should pay an amount in excess of $300,000 as a result of the tax status of the Beneficiary. The amount payable will be in addition to any group term life insurance benefit provided by the Company to retired employees. Post-retirement benefits shall be paid by the Company to the Employee's designated Beneficiary.

                Such payment shall be made as soon as practicable following such Employee's death and upon delivery to the Committee by the Employee's Beneficiary of satisfactory proof of death.

     4.   Benefits Paid Prior to Retirement

          In the event of the death of the Employee prior to his actual retirement at age 65, the Employee's Beneficiary shall receive a salary continuation benefit of $10,000 a year from the Company in equal monthly installments paid over a period of years from the date of death of the Employee to the date the Employee would have attained age 80 or, if employment continues beyond age 65, for a minimum of 15 years. Pre-retirement benefits shall be paid by the Company to the Employee's designated Beneficiary.

          Such payments shall commence on the last day of the full calendar month immediately following such death and upon delivery to the Committee by the Employee's Beneficiary of satisfactory proof of death and shall end on the last day of the calendar month in which the Employee would have reached age 80 or upon the completion of 15 years of payments, whichever is later.

     5.   Eligibility for Benefits at Termination of Employment

          A.    At Employee's Option

                If the Employee terminates employment for any reason except death before retirement at age 65, no payments shall be due under this Plan.

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                 B.  For Cause

                     If the Employee's employment terminates as a result of discharge by the Company for proven dishonesty, gross misconduct, misappropriation of the Company's funds or property, willful destruction of the Company's property or other dishonest or fraudulent conduct, no payment shall be due under the Plan.

                 C.  At Company's Option or For Disability

                     (i)    If the Employee's employment with the
                     Company is terminated before his 65th birthday for reason of disability or at the option of the Company for any reason whatsoever except for termination for cause as described in Subsection 5(B) above, he may continue to participate in this Plan, with the consent of the Committee. The Employee whose employment is terminated due to a disability will be considered to be a continuing Employee of the Company until he reaches his 65th birthday, at which time he will be deemed to have retired.

                     (ii)   "Disability" as used herein means the
                     Employee's inability to engage in any
                     occupation or Employment for wage or profit for which he is reasonably qualified by education, training or experience, by reason of a medically-determined physical or mental impairment which can be expected to continue for the balance of his lifetime. The determination of the Employee's disability shall be made by the Committee. The Employee agrees to submit to such physical examination and furnish such proof as may be required by the Committee in connection with the determination of the existence and continuation of the disability.

                     (iii)  The Committee shall have sole
                     discretion in the ultimate determination as to those who may remain in the Plan under Subsection 5(C).

                 D.  Due to Suicide Prior to Two Years of
                     Participation

                     No benefits shall be payable under this Plan in the event of the Employee's suicide within two years and one day from the date of coverage under this Plan.

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          6.     Beneficiary Designation

                 Each Employee eligible to participate in this Plan shall designate a Beneficiary, class of Beneficiaries or any contingent Beneficiaries on a form to be provided by the Committee. In the event the eligible Employee fails to designate any Beneficiary, the Employee's spouse shall be deemed to be the primary Beneficiary. In the event there is no spouse, the benefit payment shall be made to the Employee's estate.

          7.     No Contract of Employment

                 Nothing contained in this Plan shall be construed as a contract of employment between the Company and the Employee.

          8.     Payments as Supplemental Compensation

                 The benefits provided hereunder shall not affect the Employee's annual salary while in full-time employment of the Company, nor shall such benefits affect the Employee's right to participate in any existing or future retirement plan or any other supplemental arrangement.

          9.     Rights Not Assignable

                 This Plan and the rights, interest and benefits hereunder have not been assigned, transferred, pledged, sold, conveyed or encumbered in any way by the Employee or the Employee's Beneficiary and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interest or benefits provided pursuant to the terms of this Plan contrary to the terms of the foregoing sentence, or the levy of any additional or similar process thereupon, shall be null and void and without effect.

                 Notwithstanding the above, the post-retirement death benefits payable under Subsection 3A or 3B may be assigned in accordance with the Carrier's regulations, restrictions and policy.

          10.    Purchase of Insurance Contracts

                 In the event the Company decides to buy life insurance, the Employee agrees to cooperate with the Company in providing information for, and submitting to, any physical examination necessary to obtain such insurance policy.

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                 It is essential that all responses and answers to
                 information requested by the insurance company be true and correct as to medical facts in order to prevent the insurance company from declaring the policy null and void. If the insurance company declares the policy null and void because information provided by the Employee is not true and correct, no benefits shall be payable under this Plan to that Employee's Beneficiary. A life insurance policy on the life of the Employee, if purchased, shall name the Company as owner and beneficiary. Such policy, when purchased, shall remain a general unsecured, unrestricted asset of the Company, and neither the Employee nor any Beneficiary shall have any rights with respect to, or claim against, such policy. Such policy shall not be deemed to be held under any trust for the benefit of the Employee or the Employee's Beneficiary, nor shall such policy be deemed to be held in any such trust as collateral security for fulfilling the obligations of the Company under the terms of this Plan.

                 The benefits provided to the Employee under the terms of this Plan will not be funded by such policy, are promised and based on the general credit of the Company, and are otherwise unsecured.

                 The post-retirement death benefits, provided under Subsection 3A or 3B, are payable by the Carrier.

          11.    Successors, Mergers or Consolidation

                 This Plan shall be binding upon the Company, its successors and assigns, including without limitations any person, organization or corporation which may acquire substantially all of the assets and business of the Company or any company or corporation into which the Company may be merged or consolidated.

          12.    Amendment and Termination

                 This Plan can be modified, amended or terminated by the Board of Directors of the Company.

          13.    Construction

                 This Plan shall be subject to the laws of the State of Illinois.

          14.    Administration

                 This Plan shall be administered by a Committee which is selected by the Board of Directors of the Company. The Committee may delegate any of its duties under the Plan to one or more officers of the Company.

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          15.    Validity

                 In the event that any part of this Plan is invalid for any reason, such invalidity shall not affect the balance of this Plan, which shall remain valid and binding upon the parties and enforceable in accordance with its terms.